Free Writing Prospectus	Filed pursuant to Rule 433
Dated October 19, 2021	Registration Nos. 333-228954
and 333-228954-06

Subject: *FULL PXING DETAILS* $940.43mm CNH (CNH 2021-C) Equipment Loan

**FULL PRICING DETAILS/w UPDATED SETTLE DATE**

Lead Managers: Wells Fargo (str), Barclays, Santander

Co-Managers : ING, Unicredit

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL(mm)	WAL*	Moody’s/S&P	P.WIN*	L.FINAL	BENCH	SPREAD	CPN%	YLD%	$PRICE

A-1	221.000	0.32	P-1/A1+	01-08	11/2022	Int.L	- 3	.11014%	.11014%	$100.00000
A-2	306.500	1.10	Aaa/AAA	08-21	01/2025	EDSF	+ 7.33%		.337%	$99.99259
A-3	306.500	2.55	Aaa/AAA	21-45	12/2026	IntS	+ 9.81%		.816%	$99.98838
A-4	85.270	3.86	Aaa/AAA	45-47	10/2028	IntS	+ 12	1.16%	1.166%	$99.98803
B	21.160	3.88	Aa2/AA	47-47	04/2029	IntS	+ 37	1.41%	1.421%	$99.97429

* WAL to 20% CPR and 10% Clean-Up Call

-TRANSACTION DETAILS-

Offered Size : $940.43mm (No Grow)

Exp. Pricing : PRICED

Exp. Settle : *10/27/2021*

Registration : SEC REG

First Pay Date : 11/15/2021

ERISA Eligible : Yes

RR Compliance : US – Yes, EU - No

Expected Ratings : Moody’s / S&P

Min Denoms : $1k x $1k

Bloomberg Ticker : CNH 2021-C

-MARKETING MATERIALS-

Preliminary Prospectus, FWP & CDI File: Attached

IntexNet: Dealname: WSCNH21C | Password: Y2B3

DealRoadshow : https://dealroadshow.com | Password: CNH2021C

Direct Link: https://dealroadshow.com/e/CNH2021C

Note: This transaction highlights Environmental, Social, and Governance (ESG) initiatives as referenced in CNH Industrial N.V.’s Annual sustainability report. In 2020, for the 10th consecutive year, CNH Industrial N.V. was named an industry leader in Dow Jones Sustainability World and Europe Indexes. Please see the investor presentation for more information.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.